As filed with the Securities and Exchange Commission on November 13, 2002

Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
Under
The Securities Act of 1933

CAPSTONE TURBINE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	95-4180883 (IRS Employer Identification No.)

21211 Nordhoff Street
Chatsworth, California 91311
(818) 734-5300
(Address of principal executive offices) (Zip Code)

CAPSTONE TURBINE CORPORATION AMENDED AND RESTATED 2000 EQUITY INCENTIVE PLAN
STOCK OPTION AGREEMENT WITH MR. NORMAN CHAMBERS
STOCK OPTION AGREEMENT WITH MS. KAREN CLARK
(Full title of the Plans)

Susan N. Cayley
Vice President and General Counsel
Capstone Turbine Corporation
21211 Nordhoff Street
Chatsworth, California 91311
(818) 734-5300
(Name and address of agent for service)

Copies to:
Brian Cartwright, Esq.
Latham & Watkins
633 West 5th Street, Suite 4000
Los Angeles, California 90071
(213) 485-1234

CALCULATION OF REGISTRATION FEE

			Proposed
		Proposed	Maximum
		Maximum	Aggregate	Amount of
	Amount to be	Offering Price	Offering	Registration
Title of Securities to be Registered	Registered(1)	per Share(2)	Price(3)	Fee

Amended and Restated 2000 Equity Incentive Plan Common Stock, $0.001 par value	400,000 shares	$0.88	$352,000	$33

Stock Option Agreement with Mr Chambers Common Stock, $0.001 par value	200,000 shares	$4.74	$948,000	$88

Stock Option Agreement with Ms. Clark Common Stock, $0.001 par value	350,000 shares	$4.70	$1,645,000	$152

Aggregate Registration Fee				$273

(1)	The Capstone Turbine Corporation Amended and Restated 2000 Equity Incentive Plan (the “Plan”) authorizes the issuance of a maximum of (i) 3,700,000 shares of common stock of Capstone Turbine Corporation (“Capstone”), plus (ii) the number of shares previously authorized and remaining available under the Capstone Turbine Corporation 1993 Incentive Stock Plan (the “1993 Stock Plan”) as of the closing of Capstone’s initial public offering on July 5, 2000 and any shares covered by options granted under the 1993 Stock Plan that were forfeited or expired unexercised after the closing of Capstone’s initial public offering (the “1993 Plan Shares”). Capstone previously registered (i) 3,300,000 shares of Capstone’s common stock issuable under the Plan and (ii) the 1993 Plan Shares on separate registration statements on Form S-8, each filed with the Securities and Exchange Commission (the “Commission”) on July 6, 2000. The shares registered hereunder comprise (i) the additional 400,000 shares of Capstone’s common stock authorized and available under the Plan, (ii) 200,000 shares of Capstone’s common stock issuable at an exercise price of $4.74 pursuant to options outstanding under the Stock Option Agreement with Mr. Chambers, which will vest prior to the termination of his relationship with Capstone in November 2002, and (iii) 350,000 shares of Capstone’s common stock issuable at an exercise price of $4.70 pursuant to options outstanding under the Stock Option Agreement with Ms. Clark. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of Capstone’s common stock that may be issued in accordance with the provisions of the Plan, the Stock Option Agreement with Mr. Chambers and the Stock Option Agreement with Ms. Clark by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without Capstone’s receipt of consideration, which results in an increase in the number of the outstanding shares of Capstone’s common stock.

(2)	The Proposed Maximum Offering Price Per Share is based upon (i) for the additional 400,000 shares authorized and available under the Plan, the average of the high ($0.91) and low ($0.84) trading prices per share of Capstone’s common stock on November 12, 2002, as reported by the Nasdaq National Market, pursuant to Rule 457(h) of the Securities Act, (ii) the exercise price per share ($4.74) of outstanding options for 200,000 shares under the Stock Option Agreement with Mr. Chambers, and (iii) the exercise price per share ($4.70) of outstanding options for 350,000 shares under the Stock Option Agreement with Ms. Clark.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act.

2

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference

     Capstone Turbine Corporation hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

(a)	Capstone’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001, filed with the Commission on March 29, 2002;

(b)	Capstone’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2002, filed with the Commission on May 15, 2002;

(c)	Capstone’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, filed with the Commission on August 14, 2002;

(d)	Capstone’s Current Report on Form 8-K, filed with the Commission on August 14, 2002; and

(e)	The description of Capstone’s common stock contained in Capstone’s Registration Statement on Form 8-A, filed with the Commission on June 22, 2000, pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “1934 Act”), including any subsequent amendment or report filed for the purpose of amending such description.

     All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

     The Common Stock is registered pursuant to Section 12 of the 1934 Act, and, therefore, the description of securities is incorporated by reference pursuant to Item 3 herein.

Item 5. Interests of Named Experts and Counsel

     Not Applicable.

Item 6. Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law (“DGCL”) provides in general that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any suit or proceeding because such person is or was a director, officer, employee or agent of the corporation, or is or was serving, at the request of the corporation, as a director, officer, employee or agent of another corporation, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity, but only for expenses (including attorneys’ fees) actually and reasonably incurred, may be provided in connection with an action or suit by or in the right of a corporation, provided that such person acted in good faith and in a manner such person believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim as to which such person has been adjudged to be liable to the corporation unless and only to the extent that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

     Section 102(b)(7) of the DGCL provides generally that a corporation may include a provision in its certificate of incorporation which eliminates or limits the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. Capstone has included provisions of the foregoing type in Article XIII of its Second Amended and Restated Certificate of Incorporation (the “Certificate”), which require Capstone, to the fullest extent permitted by the DGCL, to indemnify all directors and officers of Capstone, and such other persons as may be required by statute or by Capstone’s bylaws (the “Bylaws”), against any liability and to advance indemnification expenses on behalf of all directors and officers of Capstone. The Certificate further requires Capstone to eliminate, to the fullest extent permitted by the DGCL, the liability for monetary damages of directors of Capstone for actions or inactions taken by them as directors. If the DGCL is later amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the Certificate provides that the liability of a director to Capstone shall be limited or eliminated to the fullest extent permitted by the DGCL, as so amended from time to time.

     The Certificate also empowers Capstone, to the fullest extent permitted by the DGCL, to purchase and maintain insurance on behalf of any director or officer, or such other person as may be permitted by statute or the bylaws, against any liability which may be asserted against any director, officer or such other person.

     In addition, the Bylaws require that Capstone indemnify, in the manner and to the full extent permitted by law, any person (or the estate of any person) who was or is a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of Capstone, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is a director or officer of Capstone, and at the discretion of the board of directors may indemnify any person (or the estate of any person) who is such a party or threatened to be made such a party by reason of the fact that such person is or was an employee or agent of Capstone or is or was serving at Capstone’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Bylaws also provide that Capstone may, to the full extent permitted by law, purchase and maintain insurance on behalf of any such person against any liability which may be asserted against him and may enter into contracts providing for the indemnification of such person to the full extent permitted by law. To the full extent permitted by law, the indemnification provided under the Bylaws shall include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, and, in the manner provided by law, any such expenses may be paid by Capstone in advance of the final disposition of such action, suit or proceeding. The indemnification provided under the Bylaws shall not be deemed to limit Capstone’s right to indemnify any other person for any such expenses to the full extent permitted by law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from Capstone may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

     Furthermore, Capstone has entered into indemnity agreements (the “Indemnity Agreements”) with each director of Capstone, including directors who are also officers and employees of Capstone, and certain senior officers of Capstone. The Indemnity Agreements provide that Capstone will pay any expenses which an indemnitee is or becomes legally obligated to pay in connection with any proceeding, including any threatened, pending or completed claim, action, suit or proceeding, whether brought by or in the right of Capstone or otherwise and whether of a civil, criminal, administrative or investigative nature, in which the indemnitee may be or may have been involved as a party or otherwise, by reason of the fact that the indemnitee is or was, or has agreed to become, a director or officer of Capstone, by reason of any actual or alleged error or misstatement or misleading statement made or suffered by the indemnitee, by reason of any action taken by him or of any inaction on his part while acting as such director or officer, or by reason of the fact that he was serving at the request of Capstone as a director, trustee, officer, employee or agent of Capstone or another corporation, partnership, joint venture, trust or other enterprise; provided, that in each such case the indemnitee acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of Capstone, and, in the case of a criminal proceeding, in addition had no reasonable cause to believe that his conduct was unlawful.

     The payments to be made under the Indemnity Agreements include, but are not limited to, damages, judgments, fines, penalties, settlements and costs, attorneys’ fees and disbursements and costs of attachment or similar bonds, investigations, and any expenses of establishing a right to indemnification under the Indemnity Agreements, except Capstone is not liable to make any payment under the Indemnity Agreements in connection with any claim made against an indemnitee (a) to the extent that payment is actually made to the indemnitee under a valid, enforceable and collectible insurance policy, (b) to the extent that the indemnitee is indemnified and actually paid otherwise than pursuant to the applicable Indemnity Agreement, (c) in connection with a judicial action by or in the right of Capstone, in respect of any claim, issue or matter as to which the indemnitee shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to Capstone unless and only to the extent that any court in which such action was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the indemnitee is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper, (d) if it is proved by final judgment in a court of law or other final adjudication to have been based upon or attributable to the indemnitee’s in fact having gained any personal profit or advantage to which he was not legally entitled, (e) for a disgorgement of profits made from the purchase and sale by the indemnitee of securities pursuant to Section 16(b) of the 1934 Act and amendments thereto or similar provisions of any state statutory law or common law, (f) brought about or contributed to by the dishonesty of the indemnitee seeking payment pursuant to the applicable Indemnity Agreement (however, notwithstanding the foregoing, the indemnitee shall be protected under the Indemnity Agreement as to any claims upon which suit may be brought against him by reason of any alleged dishonesty on his part, unless a judgment or other final adjudication thereof adverse to the indemnitee shall establish that he committed (i) acts of active and deliberate dishonesty, (ii) with actual dishonest purpose and intent, (iii) which acts were material to the cause of action so adjudicated), or (g) for any judgment, fine or penalty which Capstone is prohibited by applicable law from paying as indemnity or for any other reason.

Item 7. Exemption from Registration Claimed

     Not Applicable.

Item 8. Exhibits

Number	Exhibit

+4.1	Capstone Turbine Corporation Amended and Restated 2000 Equity Incentive Plan
+4.2	Stock Option Agreement with Mr. Chambers
+4.3	Stock Option Agreement with Ms. Clark
+5.1	Opinion of Latham & Watkins
+23.1	Consent of Deloitte & Touche, Independent Accountants
+23.2	Consent of Latham & Watkins is contained in Exhibit 5.1

Number	Exhibit

+24.1	Power of Attorney (reference is made to page S-1 of this Registration Statement)

+	Filed herewith.

Item 9. Undertakings

          A. The undersigned Registrant hereby undertakes:

     (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act,

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference into this Registration Statement;

     (2)  That for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chatsworth, State of California on this 13th day of November, 2002.

CAPSTONE TURBINE CORPORATION

By:	/s/ DR. AKE ALMGREN Dr. Ake Almgren President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

     That the undersigned officers and directors of Capstone Turbine Corporation, a Delaware corporation, do hereby constitute and appoint Karen Clark and Susan Cayley and each of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

     IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ AKE ALMGREN Ake Almgren	President, Chief Executive Officer and Director (Principal Executive Officer)	November 12, 2002

S-1

Signature	Title	Date

/s/ KAREN CLARK Karen Clark	Vice President, Finance and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 12, 2002

/s/ RICHARD AUBE Richard Aube	Director	November 12, 2002

/s/ ELIOT G. PROTSCH Eliot G. Protsch	Chairman of the Board	November 12, 2002

/s/ JOHN JAGGERS John Jaggers	Director	November 12, 2002

/s/ JEAN-RENE MARCOUX Jean-Rene Marcoux	Director	November 12, 2002

/s/ JOHN G. MCDONALD John G. McDonald	Director	November 12, 2002

/s/ ERIC YOUNG Eric Young	Director	November 12, 2002

S-2

EXHIBIT INDEX

Number	Exhibit

+4.1	Capstone Turbine Corporation Amended and Restated 2000 Equity Incentive Plan
+4.2	Stock Option Agreement with Mr. Chambers
+4.3	Stock Option Agreement with Ms. Clark
+5.1	Opinion of Latham & Watkins
+23.1	Consent of Deloitte & Touche LLP, Independent Accountants
+23.2	Consent of Latham & Watkins is contained in Exhibit 5.1
+24.1	Power of Attorney (reference is made to page S-1 of this Registration Statement)

+	Filed herewith.